Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE ANNOUNCES FORMATION OF AN OFFICE OF THE
CHAIRMAN AND APPOINTMENT OF CO-CEOS
CHEVY CHASE, M.D., November 17, 2009 — CapitalSource Inc. (NYSE: CSE) today announced the appointment of Steven A. Museles and James J. Pieczynski as Co-CEOs and members of the Company’s Board of Directors, and the formation of an Office of the Chairman. Founder and current CEO, John K. Delaney, will assume the new Company officer role of Executive Chairman and continue to chair the CapitalSource Board of Directors. Dean Graham has decided to step down as President. The changes will become effective on January 1, 2010 and are designed to further enhance operational efficiency and ensure effective execution of key initiatives. Both Museles, currently Executive Vice President and Chief Legal Officer, and Pieczynski, currently President of the Health Care Real Estate business, are longtime members of the CapitalSource senior executive management team.
“Over the past 18 months my time and personal attention have been concentrated, often for days at a time, on strategic issues and transactions of critical importance to the Company,” said Delaney. “Initially I was focused on the acquisition, organization and launch of CapitalSource Bank to ensure we had a stable and viable business model to carry us through the current economic crisis and changing landscape in financial services. Since the beginning of this year, the bulk of my time has been focused on developing and overseeing our ‘play defense strategy,’ which included the extension and significant reduction of our debt, along with intense management of our credit and parent company liquidity. Because of our early and aggressive actions, our efforts in these areas have been successful.”

“CapitalSource is at an important stage in its evolution to a bank model, and our success over the next several years will depend on our ability to effectively execute our pro-active growth strategy in CapitalSource Bank, continue to build out our lending platforms, maximize the residual value in our legacy portfolio, and keep day-to-day operations functioning smoothly and effectively,” added Delaney. “We have decided to create an Office of the Chairman and to ask two of the most seasoned and experienced executives at CapitalSource to lead the Company in accomplishing those operational objectives. Steve and Jim will have complete responsibility for day-to-day operations of CapitalSource while my attention will be directed to key decisions and relationships guiding the overall strategic direction, capital allocation and future growth of the Company. I will also continue to Chair the Board of Directors of CapitalSource Bank, where my focus will also be on strategic growth opportunities and initiatives impacting the future of the Bank.”
John Delaney and Steven Museles have known each other for over 20 years. Museles has served as the Chief Legal Officer and played an active role on the Company’s executive management team since its inception in 2000. Museles has also been a key strategic advisor and has repeatedly demonstrated his ability to execute important transactions with our lenders, borrowers and acquisition targets, including our 2003 IPO and subsequent equity and debt offerings. Most recently he led the transaction in which the Company formed CapitalSource Bank, assumed an executive officer role at the Bank and relocated to Los Angeles for a year to work closely with Bank management as we integrated the Bank with the parent company. Museles’ natural leadership skills, combined with his in-depth knowledge of all aspects of the Company and his recent experience working in the Bank, make him extremely well-suited to assume the position of co-CEO. Museles will focus on the Company’s financings and operations and work closely with Pieczynski on its asset strategy.
“I look forward to my new role, after nearly a decade at the Company,” said Museles. “The opportunity to continue working closely with John while sharing the CEO responsibilities with Jim, for whom I have tremendous professional and personal respect, is a terrific formula for accomplishing the key objectives we have in front of us over the next several years.”
James Pieczynski has been an active lender in the long term care industry for the past 15 years. He joined CapitalSource in 2001 to start the healthcare real estate business which lends to skilled nursing, assisted living and independent living facilities. During his time at CapitalSource, Pieczynski was co-President of the HealthCare and Specialty Finance Business and built the healthcare net lease business beginning in 2006. Prior to joining CapitalSource, he was the President and CFO of a publicly traded healthcare-focused REIT. Pieczynski and his team have built what has consistently been among the most successful and best performing components of the Company’s portfolio. He has a strong credit mindset, which he will now have the opportunity to apply across a wider spectrum of the Company. Pieczynski will be responsible for driving new loan originations, as well as maximizing the value of our legacy loan portfolio at the parent company.

“Expanding my responsibilities at the Company to include the entire portfolio will be an exciting challenge,” said Pieczynski. “Having the opportunity to partner with Steve to manage the business, while continuing to benefit from John’s involvement, is a great combination, and I look forward to working closely with both of them.”
“I am delighted and proud to be working with Jim and Steve in their new roles, particularly considering the long standing business relationship and friendship I have had with each of them. This combination is the right answer for maximizing the full value embedded in the CapitalSource enterprise, which has been discounted in the current economic environment,” concluded Delaney.
Dean Graham has agreed to stay on as a consultant for 2010. Commenting on Graham’s decision to step down as President, Delaney said “Dean joined me at the start of CapitalSource and has been an invaluable member of the team, first building our leading healthcare business and then as the President, particularly during the market turmoil of the past two years. We are all deeply appreciative of Dean’s significant contributions to the Company.”
“I have greatly enjoyed my experiences at CapitalSource and wish Jim and Steve the best of success as they move into their new roles. I believe the Company is well positioned for future growth and that it is the right time for me to embark on a new career beyond CapitalSource,” commented Graham.
A conference call will be hosted on Tuesday, November 17, 2009 at 11:00 a.m. EST. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 7193742. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 2 p.m. EST November 17, 2009 through February 18, 2010. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 435866. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of September 30, 2009, CapitalSource had total commercial assets of $10.4 billion and $4.4 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.